Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

August 1, 2013

Broadwind Energy, Inc.

3240 S. Central Avenue

Cicero, IL 60804

Re:                             200,000 Shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Broadwind Energy, Inc., a Delaware corporation  (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 200,000 shares of Common Stock, $0.001 par value per share (the “Registered Shares”), of the Company, which may be issued under the Broadwind Energy, Inc. Employees’ 401(k) Plan (the “Plan”), and the Series A Junior Participating Preferred Share Purchase Rights of the Company associated therewith (the “Registered Rights”). The terms of the Registered Rights are set forth in the Section 382 Rights Agreement, dated as of February 12, 2013 (the “Rights Agreement”), between the Company and Wells Fargo Bank, National Association, as Rights Agent.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Company’s certificate of incorporation, the Plan, the Rights Agreement and the resolutions adopted by the Board of Directors of the Company (the “Board”) relating to the Registration Statement and the Plan.  We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts  relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Based on the foregoing, we are of the opinion that:

1.                                      Each Registered Share that is newly issued pursuant to the Plan will be validly issued, fully paid and non-assessable when: (i) the Registration Statement shall have become effective under the Securities Act; (ii) the issuance of such Registered Share shall have been duly and validly approved by the Board; (iii) such Registered Share shall have been duly issued and delivered in accordance with the Plan; and (iv) certificates representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor in an amount not less than the par value thereof or, if any Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the person entitled thereto against payment of the agreed consideration therefor in an amount not less than the par value thereof, all in accordance with the Plan.

2.                                      The Registered Right associated with each Registered Share that is newly issued pursuant to the Plan will be validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act, (ii) such associated Registered Share shall have been duly issued as set forth in paragraph 1 above, and (iii) such Registered Right shall have been duly issued in accordance with the terms of the Rights Agreement.

In rendering the opinion in paragraph 2 above, we have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.  Such opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing.  Such opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Registered Shares, and not any particular provision of the Rights or the Rights Agreement.  We note that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

This opinion letter is limited to the General Corporation Law of the State of Delaware.  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP